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                                  Exhibit 10.7

                    Description of Oral Employment Agreement
                              with Colin O'Connor


     Mr. O'Connor has served as President, Chief Executive Officer and Director of Delphi International Ltd. (the "Company") and Oracle Reinsurance Company
Ltd. ("Oracle Re") since their inception in September 1997. Mr. O'Connor devotes substantially all of his business time to the affairs of the Company and Oracle Re. The Company has agreed to pay Mr. O'Connor an annual salary of one hundred fifty thousand U.S. dollars ($150,000.00). Mr. O'Connor is also eligible for an annual bonus which amount shall be determined in the discretion of the Company's Board of Directors. In addition, Mr. O'Connor is eligible for employee benefits which have not yet been determined.